Registration No. ___-_________

As filed with the Securities and Exchange Commission on June 21, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Severn Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	52-1726127
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Westgate Circle, Suite 200
Annapolis, Maryland 21401
(Address of Principal Executive Offices)

Severn Bancorp, Inc. 2019 Equity Incentive Plan
(Full Title of the Plan)

Copies to:
Alan J. Hyatt	Benjamin M. Azoff, Esq.
Chairman, President and Chief Executive Officer	Jeffrey M. Cardone, Esq.
Severn Bancorp, Inc.	Luse Gorman, PC
200 Westgate Circle, Suite 200	5335 Wisconsin Ave., N.W., Suite 780
Annapolis, Maryland 21401	Washington, DC 20015-2035
(410) 260-2000	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	500,000	$8.66 (2)	$4,330,000	$524.80
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Severn Bancorp, Inc. 2019 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Severn Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) of the Securities Act.

________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.
Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
Item 3.  Incorporation of Documents by Reference
The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 000-49731), filed with the Commission on April 18, 2019 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and
(c) The description of the Company’s common stock contained in the Registration Statement on Form 10 filed with the Commission on June 7, 2002 to register the Company's common stock under the Exchange Act (Commission File No. 000-49731).
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.
Item 5.  Interests of Named Experts and Counsel
None.

Item 6.  Indemnification of Directors and Officers
Article XI of the Company’s Articles of Incorporation provide that Company shall indemnify, to the fullest extent permitted under the Maryland General Corporation Law, its directors and officers.

Section 2-418 of the Maryland Annotated Code, Corporations and Associations Article (“Maryland Code”) provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that: (a) the director’s act or omission was material to the matter giving rise to the proceeding, and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.  A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

  Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by the director in connection  with the proceeding. However, if the proceeding was a proceeding by or in the right of the Company, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged liable to the Company. In addition, no indemnity is permitted to a director with respect to any proceeding charging improper personal benefit, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. Maryland law provides that a director who has been successful in the defense of a proceeding shall be indemnified against reasonable expenses incurred in connection with the proceeding. The provision also permits the advancement of reasonable expenses if the director affirms in writing that in the director’s good faith belief, the director has met the applicable standard of conduct necessary for indemnification and undertakes to repay the amount if it is ultimately determined that the director has not met the standard of conduct necessary for indemnification. Officers, employees and agents of the Company may be indemnified by the Company to the same extent as directors.

The Maryland Code provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under, among other things, any bylaw or charter provision, or resolution of stockholders or directors, agreement, or otherwise.

The Company’s Articles of Incorporation also provide that to the fullest extent permitted by Maryland law, no director or officer of the Company shall be personally liable to the Company or its shareholders for money damages.

Item 7.  Exemption From Registration Claimed
Not applicable.
Item 8.   Exhibits.
Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	Attached as Exhibit 4

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Severn Bancorp, Inc. 2019 Equity Incentive Plan	*

10.2	Form of Restricted Stock Award Agreement	Attached as Exhibit 10.2

10.3	Form of Incentive Stock Option Award Agreement	Attached as Exhibit 10.3

10.4	Form of Non-Qualified Stock Option Award Agreement	Attached as Exhibit 10.4

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of BDO USA, LLP	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

_________________________
*
Incorporated by reference to Appendix A to the definitive proxy statement for the Annual Meeting of Stockholders of Severn Bancorp, Inc. (File No. 000-49731), filed by the Company under the Exchange Act on April 23, 2019.

Item 9.  Undertakings
The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on June 21, 2019.
SEVERN BANCORP, INC.
By:	/s/ Alan J. Hyatt
Alan J. Hyatt
Chairman, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Severn Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Alan J. Hyatt, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Alan J. Hyatt may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the Severn Bancorp, Inc. 2019 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Alan J. Hyatt shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Alan J. Wyatt	Chairman, President and Chief	June 21, 2019
Alan J. Hyatt	Executive Officer
(Principal Executive Officer)

/s/ Marc Winkler	Interim Chief Financial	June 21, 2019
Marc Winkler	Officer (Principal Financial and Accounting Officer)

/s/ Konrad M. Wayson	Vice Chairman	June 21, 2019
Konrad M. Wayson

/s/ Raymond S. Crosby	Director	June 21, 2019
Raymond S. Crosby

Signatures	Title	Date

/s/ Dr. James H. Johnson, Jr.	Director	June 21, 2019
Dr. James H. Johnson, Jr.

/s/ David S. Jones	Director	June 21, 2019
David S. Jones

/s/ Eric M. Keitz	Executive Vice President, Chief	June 21, 2019
Eric M. Keitz	Operating Officer and Director

/s/ John A. Lamon, III	Director	June 21, 2019
John A. Lamon, III

/s/ Mary Kathleen Sulick	Director	June 21, 2019
Mary Kathleen Sulick